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EXHIBIT 99

Media Contact:
Jennifer P. Davis Coordinator, Corporate Communications	direct phone: 803.748.2353 fax: 803.748.8420 email: jennifer.davis@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. ANNOUNCES
2002 DEMOTECH RATINGS FOR UNIVERSAL INSURANCE COMPANY

        Columbia, South Carolina, 26 August 2002—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced that subsidiary Universal Insurance Company (UIC) has received a 2002 Financial Stability Rating® of A (Exceptional) from Columbus, Ohio-based Demotech, Inc.

        This level of Financial Stability Rating® indicates that the balance sheet for this company reflects excellent liquidity, an acceptable level of financial leverage as measured by total liabilities to statutory net worth and a balanced portfolio of insurance products.

        "We are pleased with the rating Universal received from Demotech," said Jack Natili, president and chief executive officer of Seibels Bruce. "This excellent rating by a third party should allow Universal Insurance Company's agents to understand the financial stability of this subsidiary and feel confident conducting business with us."

        "In recent quarters, Universal's contribution to Seibels Bruce's revenues has been significant, and our Demotech rating serves as another benchmark by which to measure our financial stability," said Greg Spray, vice president and general manager of Universal Insurance Company.

        Universal Insurance Company is a nonstandard automobile insurer domiciled in North Carolina since 1976. UIC serves approximately 600 independent agencies and 40,000 active insureds in the state of North Carolina with total revenues of $11.7 million as of December 31, 2001, and $5.5 million as of June 30, 2002, which represents 20% and 19% respectively of Seibels Bruce total revenues.

        Current financial information and quarterly updates of UIC financial information can be viewed at www.demotech.com.

        The Seibels Bruce Group, Inc. receives fee-based income through the National Flood Insurance Program, various state-sponsored insurance plans, claim administration and other insurance services. Additional information about Seibels Bruce can be found online at www.seibels.com.

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  EXHIBIT 99
THE SEIBELS BRUCE GROUP, INC. ANNOUNCES 2002 DEMOTECH RATINGS FOR UNIVERSAL INSURANCE COMPANY